Exhibit (3)-a

RESTATED CERTIFICATE OF INCORPORATION

OF

BAUSCH & LOMB INCORPORATED

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

The undersigned, being respectively Senior Vice President and General Counsel and Secretary of Bausch & Lomb Incorporated, hereby certify that:
First. The name of the Corporation is Bausch & Lomb Incorporated (the “Company”). The name under which the Company was formed was Bausch & Lomb Optical Company.
Second. The Certificate of Incorporation by which the Company was incorporated was filed in the Office of the Secretary of State of the State of New York on March 20, 1908. Restated Certificates of Incorporation of the Company were filed by the Department of State on April 22, 1976 and on September 13, 1985.
Third. This Restated Certificate of Incorporation restates the text of the Certificate of Incorporation without making any amendment or change.
Fourth. The text of the Company’s Certificate of Incorporation is hereby restated to read in full as follows:

CERTIFICATE OF INCORPORATION
OF
BAUSCH & LOMB INCORPORATED

1.  The name of the Corporation is Bausch & Lomb Incorporated.
2.  The purposes for which it is formed are:
To develop, manufacture, produce, mine, purchase, lease, sell, import, export, install, repair, modify, service and otherwise acquire and dispose of, work with and on, and deal with and in, scientific, physical, chemical, mechanical, engineering, nuclear, electronic, optical and ophthalmic, photographic, and other image reproduction, measuring, analytical, control, testing, laboratory, astronomical, medical, computer, information storage and retrieval, office, and similar and related tools, implements, machinery, instruments, apparatus, furniture, processes, systems, devices, components, parts, supplies, materials and equipment of all kinds, types and combinations, in all applications, and of all substances, materials and matter of any state and combination;
To engage in scientific and technological research and pursuits of every lawful kind and description and to utilize, employ and exploit any and all knowledge resulting therefrom;
To purchase, lease or otherwise acquire, hold, own, encumber, sell or otherwise dispose of, invest, trade and deal in and with real property and personal property, tangible and intangible, of every kind and description.
3.  Its duration shall be perpetual.
4.  Its principal business office shall be located in the City of Rochester, County of Monroe and State of New York.
5.  Subject to the provisions of this Certificate relating to the rights of the holders of any class or series of stock having a preference over the Common Stock or Class B Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be not less than three nor more than twenty-five persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be determined from time to time upon the vote of a majority of the shareholders voting at a meeting or a majority of the entire Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Each director, other than those who may be elected by the holders of any class or series of stock having a preference over the Common stock or Class B stock as to dividends or upon liquidation, shall be elected for a term expiring at the annual meeting of shareholders immediately following their election, or when their successor is elected and qualified. The foregoing sentence shall not, however, have the effect of limiting the elected term of any director in office prior to the 2005 annual meeting of shareholders.
6.  The total number of shares which the Corporation may have is Two Hundred Million (200,000,000) shares of Common Stock of the par value of Forty Cents ($.40) per share, Fifteen Million (15,000,000) shares of Class B Stock of the par value of Eight Cents ($.08) per share, Ten Thousand (10,000) shares of 4% Cumulative Preferred Stock of the par value of One Hundred Dollars ($100) per share and Twenty Five Million (25,000,000) shares of Class A Preferred Stock of the par value of One Dollar ($1) per share.
7.  The designations, preferences, privileges and voting powers of the shares of 4% Cumulative Preferred Stock and the restrictions or qualifications thereof shall be as follows:
(A)  Dividends on 4% Cumulative Preferred Stock.
Out of the assets and/or net profits of the Corporation available for dividends, the holders of each share of 4% Cumulative Preferred Stock at the time outstanding shall be entitled to receive, if and when declared by the Board of Directors, dividends in lawful money of the United States of America at, but not exceeding, the rate of 4% per annum, payable in equal quarterly installments on the first days of January, April, July and October in each year, or on such other dates as the Board of Directors may from time to time determine. Such dividends on the 4% Cumulative Preferred Stock shall be preferential and cumulative (whether or not earned in whole or in part) so that if full dividends upon the outstanding 4% Cumulative Preferred Stock at the rate aforesaid from the date from which the dividends thereon became cumulative to the end of the then current quarterly dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency, without interest, shall be paid in full and dividends upon such stock for the current quarterly period shall be declared and set apart for payment before any dividends shall be declared or paid upon or set apart for, or other distribution shall be ordered or made in respect of, the Common Stock or Class A Preferred Stock and before any sums shall be paid or set apart for the purchase or retirement of the Common Stock, for the purchase or redemption of the Class A Preferred Stock or for the purchase or redemption of less than all of the outstanding 4% Cumulative Preferred Stock. Dividends on all shares of the 4% Cumulative Preferred Stock shall commence to accrue and be cumulative from the quarterly dividend date next preceding the date of issue or from said date of issue, if that be a dividend date; but in the event of the issue of additional shares of 4% Cumulative Preferred Stock subsequent to the date of the initial issue of shares thereof, all dividends paid on the 4% Cumulative Preferred Stock prior to the issue of such additional shares, and all dividends declared payable to holders of record of 4% Cumulative Preferred Stock at a date prior to such issue, shall be deemed to have been paid in respect of the additional shares so issued.
(B)  Voting Rights of 4% Cumulative Preferred Stock.
The holders of 4% Cumulative Preferred Stock shall not be entitled to any voting rights except as otherwise required by law and except as hereinafter stated; and without limiting the generality of the foregoing, the holders of 4% Cumulative Preferred Stock are hereby specifically excluded from the right to vote in a proceeding (a) for mortgaging the property and franchises of the Corporation pursuant to the Business Corporation Law of the State of New York, (b) for authorizing any guaranty pursuant to said law, (c) for sale of the franchises and property of the Corporation pursuant to said law, (d) for consolidation pursuant to said law, (e) for voluntary dissolution pursuant to said law, or (f) for change of name pursuant to said law.
If and whenever dividends on the outstanding 4% Cumulative Preferred Stock shall be in arrears or unpaid in an aggregate amount equal to or exceeding four full quarterly dividends thereon, that is, in an amount equal to or exceeding $4 on each share of outstanding 4% Cumulative Preferred Stock, then the holders of 4% Cumulative Preferred Stock, shall thereupon have the right, voting as a class, by plurality vote, to elect two members of the Board of Directors or one-third of the total number of directors (disallowing any fraction), whichever is greater, (such number of directors being hereinafter called “the minority”). During the continuance of such right of the 4% Cumulative Preferred Stock to elect the minority of the directors, the holders of the Common Stock, voting as another class, shall, subject to any rights thereto then possessed by holders of Class A Preferred Stock, have the right, by plurality vote, to elect the remaining members (hereinafter called “the majority”) of the Board of Directors.
If and whenever the right of the holders of 4% Cumulative Preferred Stock to elect the minority of the Board of Directors shall accrue, the terms of office of all persons who may be directors of the Corporation at such time shall terminate upon the election of their successors; and such election may be held at a special meeting of all shareholders of the Corporation which shall be convened at any time after the accrual of such right upon notice similar to that provided in the By-Laws of the Corporation for calling the annual meeting of the shareholders, at the request in writing of the holders of record of at least 2% of the number of shares of 4% Cumulative Preferred Stock then outstanding. In default of the calling of said meeting by a proper officer of the Corporation within five days after the making of such request, such meeting may be called on like notice by any holder of record of 4% Cumulative Preferred Stock, for which purpose any such holder of 4% Cumulative Preferred Stock shall have the right to have access to the stock books of the Corporation. If for any reason such special meeting shall not be called prior to the next annual meeting, then at such meeting the holders of 4% Cumulative Preferred Stock and of the Common Stock (subject to any rights thereto then possessed by holders of Class A Preferred Stock) respectively, shall elect the minority and the majority of the members of the Board of Directors as aforesaid unless previously thereto all such defaults in dividend shall have been made good.
The right of the holders of 4% Cumulative Preferred Stock so to elect the minority of the Board of Directors shall continue until all accrued dividends on the 4% Cumulative Preferred Stock at the full cumulative rate aforesaid to the next preceding quarterly dividend payment date shall have been paid or declared and set apart for payment, in full, at which time such right shall cease.
If and whenever the right of the holders of 4% Cumulative Preferred Stock to elect the minority of the Board of Directors shall terminate, then the terms of office of all persons who may be directors of the Corporation at such time shall terminate upon the election of their successors; and such election may be held at a special meeting of the holders of Common Stock of the Corporation (subject to any rights thereto then possessed by holders of Class A Preferred Stock) which shall be convened at any time after the termination of such right upon notice similar to that provided in the By-Laws of the Corporation for calling the annual meeting of the shareholders at the request in writing of the holders of record of at least 2% of the number of shares of Common Stock then outstanding. In default of the calling of said meeting by a proper officer of the Corporation within five days after the making of such request, such meeting may be called on like notice by any holder of record of Common Stock, for which purpose any holder of Common Stock shall have the right to have access to the stock books of the Corporation. If such special meeting be not called prior to the next annual meeting, then at such meeting the holders of the Common Stock (subject to any rights thereto then possessed by holders of Class A Preferred Stock) shall elect all of the members of the Board of Directors.
If and whenever during any interval between annual meetings of shareholders for the election of directors while holders of 4% Cumulative Preferred Stock shall be entitled to elect the minority of the directors, the number of directors in office who shall have been elected by the holders of 4% Cumulative Preferred Stock or Common Stock, and/or Class A Preferred Stock, as the case may be, shall become less than the total number of directors subject to election by the holders of shares of such class, whether by reason of the resignation, death or removal of any director or directors, or an increase in the total number of directors, (1) the vacancy or vacancies shall be filled by a majority vote of the remaining directors if they constitute a quorum, but in each such case, the majority vote must include the votes of a majority of the directors then in office who were either elected by the votes of shares of such class or substituted to a vacancy originally filled by the votes of the shares of such class, and (2) if the remaining directors do not constitute a quorum, a special meeting of the holders of shares of such class shall be held in the manner and on notice as above provided and such vacancy or vacancies shall be filled at such special meeting.
At any meeting of shareholders at which the holders of 4% Cumulative Preferred Stock shall be entitled to elect the minority of directors as aforesaid, a quorum shall, insofar as the election of such minority is concerned but not otherwise, be such number of shares of 4% Cumulative Preferred Stock as shall be represented in person or by proxy at said meeting.
(C)  Restriction on Certain Corporate Action.
The consent, by affirmative vote or in writing, of the holders of two-thirds of the outstanding shares of 4% Cumulative Preferred Stock shall be required for any of the following actions:
(a)  Any change in or modification of any of the preferences, priorities, special rights or powers of the 4% Cumulative Preferred Stock, adversely affecting such stock;
(b)  The authorization or issuance of any shares of stock of any other class (as distinguished from additional shares of 4% Cumulative Preferred Stock) of the Corporation ranking prior to or on a parity with the 4% Cumulative Preferred Stock as to dividends or assets, or the authorization or issuance of any stock or other security of the Corporation convertible into any stock having such priority or parity;
(c)  The issuance by the Corporation of any shares of 4% Cumulative Preferred Stock other than the 10,000 shares of 4% Cumulative Preferred Stock to be presently authorized, unless:
(1)  average annual Consolidated Net Earnings (after adding thereto all interest paid on outstanding Consolidated Funded Debt and dividends paid or accrued on outstanding preferred stock of any Domestic Subsidiary) for the three preceding fiscal years shall be at least equal to two and one-half times the sum of (i) annual interest requirements on Consolidated Funded Debt to be outstanding immediately after the issuance of such additional 4% Cumulative Preferred Stock and (ii) annual dividend requirements on all 4% Cumulative Preferred Stock and on any other stock of the Corporation ranking prior to or on a parity with the 4% Cumulative Preferred Stock and on any preferred stock of any Domestic Subsidiary to be so outstanding; and
(2)  at June 30th or December 31st, as the case may be, next preceding the date of the issuance of such additional 4% Cumulative Preferred Stock, but after giving effect to such issuance, the sum of (i) the par or stated value of all of the outstanding shares of stock of the Corporation ranking junior to the 4% Cumulative Preferred Stock both as to dividends and assets and (ii) Consolidated Surplus, shall be at least 100% of the sum of (iii) Consolidated Funded Debt, the involuntary liquidating preference of any outstanding shares of preferred stock of any Domestic Subsidiary and the proportion of net assets applicable to minority interests evidenced by shares of Common Stock of Domestic Subsidiaries and (iv) the par or stated value of all the outstanding shares of 4% Cumulative Preferred Stock and of any other class of stock ranking prior to or on a parity with the 4% Cumulative Preferred Stock as to dividends or assets.
(d)  The creation, incurring, assumption or guarantee by the Corporation or any Domestic Subsidiary of any Funded Debt (except (1) in connection with the renewal or extension of Funded Debt in an amount not exceeding the principal amount of Funded Debt so renewed or extended or (2) Funded Debt owing to the Corporation or a Wholly-Owned Subsidiary), or the issuance by any Domestic Subsidiary, other than to the Corporation or a Wholly-Owned Subsidiary, of any shares of preferred stock; unless, as at June 30th or December 31st, as the case may be, next preceding the date of such creation, incurring, assumption or guarantee or issuance, but after giving effect thereto, the sum of (i) the par or stated value of all outstanding stock of the Corporation ranking junior to the 4% Cumulative Preferred Stock both as to dividends and assets and (ii) Consolidated Surplus, shall be at least 100% of the sum of (iii) Consolidated Funded Debt, the involuntary liquidating preference of any outstanding shares of preferred stock of any Domestic Subsidiary and the proportion of net assets applicable to minority interests evidenced by shares of Common Stock of Domestic Subsidiaries and (iv) the par or stated value of all the outstanding shares of 4% Cumulative Preferred Stock and of any other class of stock ranking prior to or on a parity with the 4% Cumulative Preferred Stock as to dividends or assets.
                (e)     The consolidation of the Corporation with or the merger of the Corporation into another corporation or corporations, but this restriction shall not apply to the purchase by the Corporation of assets or securities of another corporation or the merger of another corporation or corporations into the Corporation if the Corporation is the surviving Corporation.
The consent by affirmative vote or in writing of the holders of a majority of the outstanding shares of 4% Cumulative Preferred Stock shall be required to effect or validate the sale or lease of substantially all of the assets of the Corporation.
Except as provided above, the Common Stock shall have the exclusive right, so far as the holders of 4% Cumulative Preferred Stock are concerned, to vote for the election of directors and for all other purposes.
Except as otherwise required by law holders of 4% Cumulative Preferred Stock shall not be entitled to receive notice of any meeting of the holders of any class of stock at which they were not entitled to vote.
Notwithstanding any provisions to the contrary herein contained, the holders of 4% Cumulative Preferred Stock shall not have any right, under the provisions of this paragraph (C), to vote in respect of any matter specified in said paragraph if, in connection therewith, provision is to be made for the redemption of all of the 4% Cumulative Preferred Stock at the time outstanding or for the voluntary dissolution, liquidation or winding up of the Corporation.
In exercising voting rights given to the 4% Cumulative Preferred Stock by the provisions of paragraphs (B) and (C), the holders of such stock shall be entitled to one vote for each share of such stock held by them, respectively.
(D)  Dividend Restrictions on Junior Stock.
So long as any of the 4% Cumulative Preferred Stock shall remain outstanding, no dividends (other than dividends payable in stock of the Corporation ranking junior to the 4% Cumulative Preferred Stock both as to dividends and assets) shall be paid upon, nor shall any other distribution be made to, any class of stock ranking junior to the 4% Cumulative Preferred Stock as to either dividends or assets (hereinafter sometimes referred to as junior stock) nor shall any shares of junior stock be purchased, redeemed or otherwise acquired for a consideration by the Corporation or any Domestic Subsidiary:
(a)  if the aggregate amount so paid, distributed or applied subsequent to December 31, 1944, would thereupon exceed the sum of (i) Consolidated Net Earnings after December 31, 1944, after deduction therefrom of all dividends which shall accrue after that date on the 4% Cumulative Preferred Stock and on any class of stock ranking prior thereto or on a parity therewith as to dividends or assets, (ii) the aggregate net proceeds received by the Corporation from the issue or sale subsequent to December 31, 1944, of shares of any class of stock ranking junior to the New Preferred Stock both as to dividends and assets after deducting therefrom the net proceeds received by the Corporation from the issuance or sale during the year 1945 of 152,500 shares of Common Stock of the Corporation (such Consolidated Net Earnings to be determined in each case as of the end of the latest month preceding the event which requires the making of such determination for which financial statements are available, but in no event earlier than the second calendar month preceding such event); and (iii) $500,000; or
(b)  if, as at June 30th or December 31st, as the case may be, next preceding the date of the making of such payment, distribution, purchase, redemption or acquisition, but after giving effect thereto, the sum of (i) the par or stated value of all of the outstanding shares of stock of the Corporation ranking junior to the 4% Cumulative Preferred Stock both as to dividends and assets and (ii) Consolidated Surplus shall be less than 100% of the sum of (iii) Consolidated Funded Debt, the involuntary liquidating preference of any outstanding shares of preferred stock of any Domestic Subsidiary and the proportion of net assets applicable to minority interests evidenced by shares of Common Stock of Domestic Subsidiaries and (iv) the par or stated value of all the outstanding shares of 4% Cumulative Preferred Stock and of any other class of stock ranking prior to or on a parity with the 4% Cumulative Preferred Stock as to dividends or assets.
(E)  Liquidation Rights of 4% Cumulative Preferred Stock.
In the event that the Corporation is liquidated, dissolved or wound up, the holders of 4% Cumulative Preferred Stock shall be entitled to receive, if such liquidation, dissolution or winding up be involuntary, the sum of $100 per share, and if such liquidation, dissolution or winding up be voluntary, a sum equal to the redemption price in effect at the time of such liquidation, dissolution or winding up, out of the assets of the Corporation available for distribution to its shareholders, whether capital, surplus or earnings, plus all dividends accrued or in arrears thereon, before any amount shall be paid or distributed to the holders of the Class A Preferred Stock or to the holders of the Common Stock; but the holders of 4% Cumulative Preferred Stock shall be entitled to no further participation in such distribution. If upon such liquidation, dissolution or winding up, the assets of the Corporation available for distribution to its shareholders shall be insufficient to permit the payment to the holders of 4% Cumulative Preferred Stock of the full preferential amounts aforesaid, then all said assets shall be distributed among the holders of 4% Cumulative Preferred Stock then outstanding ratably in proportion to the full preferential amounts to which they are respectively entitled. The expression “dividends accrued or in arrears” means, in respect of each share of 4% Cumulative Preferred Stock, an amount equal to simple interest upon the sum of $100 at the rate of 4% per annum from the date from which dividends thereon became cumulative to the date as of which the computation is to be made, less the aggregate amount (without interest) of all dividends theretofore paid or declared and set apart for payment in respect of such share or deemed so to be. The consolidation or merger of the Corporation and any other corporation or corporations, or the sale of all or substantially all of the assets of the Corporation as an entirety, or the purchase or redemption of 4% Cumulative Preferred Stock, or the purchase or redemption of Class A Preferred Stock, or the purchase of Common Stock in any manner permitted by law or by the provisions hereof, shall not be regarded as a liquidation, dissolution or winding up of the Corporation.
(F)  Redemption and Repurchase of 4% Cumulative Preferred Stock.
The 4% Cumulative Preferred Stock may be redeemed by the Corporation at the option of the Board of Directors as a whole at any time, or, subject to the provisions of paragraph A, in part from time to time, at $104 per share, plus in each case a sum equal to accrued or unpaid dividends thereon to the date of redemption. If less than all of the outstanding 4% Cumulative Preferred Stock is to be redeemed, the redemption shall be in such amount and shall be effected in such manner, whether by lot or pro rata, and subject to such conditions and provisions of expediency and convenience as may be prescribed by resolution of the Board of Directors. Notice of any proposed redemption of 4% Cumulative Preferred Stock shall be given by the Corporation by mailing a copy of such notice at least 30 days prior to the date fixed for such redemption to the holders of record of 4% Cumulative Preferred Stock to be redeemed at their respective addresses appearing on the books of the Corporation. From and after the date specified in such notice as the date of redemption (unless default shall be made by the Corporation in providing moneys at the time and place specified for the payment of the redemption funds pursuant to said notice), all dividends on the 4% Cumulative Preferred Stock to be redeemed shall cease to accrue, and from and after said date (unless default be made as aforesaid) or the date of the earlier deposit by the Corporation in trust, with a bank or trust company doing business in the State of New York, of funds sufficient for such redemption (a statement of the intention so to deposit having been included in said notice), all rights of the holders of the shares of 4% Cumulative Preferred Stock so to be redeemed as shareholders of the Corporation, including, without limitation, any right to vote or otherwise participate in the determination of any proposed corporate act, except only the right to receive the redemption price when due, shall cease and determine and such shares shall be deemed to be no longer outstanding. The Corporation shall be entitled to all moneys so deposited which shall remain unclaimed by the holders of such 4% Cumulative Preferred Stock at the end of six years after the redemption date, together with any interest thereon which shall have been allowed by the bank or trust company with which the deposit was made, and such moneys shall be paid over to the Corporation on its demand by said bank or trust company without liability to any holders of such 4% Cumulative Preferred Stock for so doing and also without the necessity of any notice to them. Subject to the provisions of paragraph (A), the Corporation may also from time to time purchase shares of its 4% Cumulative Preferred Stock at a price not exceeding the price at which the same might then be redeemed. Shares of 4% Cumulative Preferred Stock redeemed or purchased by the Corporation shall not be re-issued by it.
(G)  Preemptive Rights.
The holders of 4% Cumulative Preferred Stock, as such, shall have no preemptive rights to subscribe to or purchase or otherwise acquire any shares of stock of the Corporation of any series or class issued, sold or offered by the Corporation for property, cash or otherwise.
(H)  Definitions.
The following terms used above shall have the following meanings:
(a)  The term “Funded Debt” shall mean all indebtedness, direct or guaranteed, other than indebtedness maturing by its terms not more than twelve months from the date of incurring the same, except that there shall not be included in Funded Debt any indebtedness for the payment or redemption of which provision shall have been or is being made. Such term shall exclude notes or other indebtedness, maturing not more than twelve months from the date of their issuance or creation, issued or incurred pursuant to the provisions of any credit or loan agreement or other arrangement, the principal purpose of which is to provide funds in connection with war production or the carrying of receivables, inventory or claims with respect to terminated contracts relating to war production, notwithstanding that such agreement may contain provisions for the renewal or extension of such notes or indebtedness or for the suspension of the maturity thereof in connection with the cancellation of war production contracts; but shall include any notes or indebtedness issued or incurred under the Corporation’s Reconversion and Post-War Loan Agreement dated July 6, 1945, with Lincoln Rochester Trust Company and certain other banking institutions.
(b)  The term “Consolidated Funded Debt”, shall mean the sum of all Funded Debt of the Corporation and its Domestic Subsidiaries after eliminating all intercompany items, as computed from a consolidated balance sheet and as determined in accordance with generally accepted accounting principles.
(c)  The term “Consolidated Surplus” shall mean the earned surplus and capital surplus as determined from a consolidated balance sheet of the Corporation and its Domestic Subsidiaries in accordance with generally accepted accounting principles.
(d)  The term “Consolidated Net Earnings” shall mean the consolidated net income of the Corporation and its Domestic Subsidiaries available for dividends, determined in accordance with generally accepted accounting principles, after all proper charges (including provision for dividends on outstanding preferred stock of Domestic Subsidiaries and for net profits applicable to minority interests in subsidiaries represented by Common Stock and after provision for interest and for income and profits taxes and other taxes), but excluding therefrom capital gains and losses and including therein the amount of any tax refunds received or tax credit allowed or obtained, and provision for any additional tax assessments during any period in question whether the same arose in or shall be allocable in whole or in part to any prior period. In determining “Consolidated Net Earnings” no deduction shall be made for discounts or commissions on any shares of 4% Cumulative Preferred Stock or any other securities hereafter issued by the Corporation or any Domestic Subsidiary nor for the premium paid upon the redemption of any thereof.
(e)  The term “Subsidiary” or “Subsidiaries” shall mean any corporation or corporations at least 51% of the shares of the capital stock of which having voting power, other than as effected by failure to pay dividends or other events of default, is owned by the Corporation, either directly or through one or more other Subsidiaries.
(f)  The term “Domestic Subsidiary” shall mean any Subsidiary the greater portion of the business of which is transacted, or the greater portion of the assets of which is located, within the continental United States (excluding Alaska) and/or within the Dominion of Canada.
The term “Wholly-Owned Subsidiary” shall mean any Subsidiary all of the outstanding stock of which, except directors’ qualifying shares, is owned by the Corporation either directly or through one or more other Wholly-Owned Subsidiaries.
(g)  The term “outstanding” as applied to Funded Debt or preferred stock of the Corporation or any Domestic Subsidiary, shall be deemed to exclude any such Funded Debt or preferred stock owned by the Corporation or any Domestic Subsidiary.
(h)  The term “Common Stock”, when referring to Common Stock of the Corporation, shall be deemed to include Class B Stock.
8.  The Corporation shall have authority to issue its Class A Preferred Stock in series. The Board of Directors is vested with authority to establish and designate series and to fix the number of shares to be included in each such series and the relative rights, preferences and limitations of such series, subject to the provisions set forth below, and to the limitation that the Board of Directors shall not have any authority to subordinate rights of holders of 4% Cumulative Preferred Stock by authorizing preferences for holders of any series of Class A Preferred Stock which would be in any respect superior to the rights of the holders of 4% Cumulative Preferred Stock, and to the further limitation that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full. The authority of the Board of Directors with respect to each series of Class A Preferred Stock shall include, but not be limited to, determination of the following:
(a) The number of shares constituting that series and the distinctive designation of that series;
(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates;
(c) Whether that series shall participate in unlimited dividend rights, and, if so, the extent of such participation;
(d) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(e) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(f) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case or redemption, which amount may vary under different conditions and at different redemption dates;
(g) The amounts payable on the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
(h) Any other relative rights, preferences and limitations of that series.
Dividends on outstanding Class A Preferred Stock of each series shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.
Upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Class A Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any distribution shall be made to the holders of the Common Stock, the amounts determined to be payable on the Class A Preferred Stock of each series in the event of voluntary or involuntary liquidation.
No holder of Class A Preferred Stock shall be entitled to any preemptive rights.
The term “Common Stock”, when used in this Paragraph 8, shall be deemed to include Class B Stock.
9.  The designations, preferences, privileges and voting powers of a series of Class A Preferred Stock designated as “Class A Preferred Stock, Series A” and the restrictions or qualifications thereof shall be as follows:
(A)  Designation and Amount. The shares of such series shall be designated as “Class A Preferred Stock, Series A” (the “Series A Preferred Shares”) and the number of shares constituting the Series A Preferred Shares shall be Three Hundred Fifty Thousand (350,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Shares.
(B)  Dividends and Distributions.
(i) Subject to the rights of the holders of any shares of any class of capital stock of the Corporation ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares, in preference to the holders of the Corporation’s Common Stock and Class B Stock (which, for the purposes of this Paragraph 9, are hereinafter referred to together as the “Common Shares”) and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash (except as provided below with respect to non-cash dividends) on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Shares. In the event the Corporation shall at any time declare or pay any dividend on the Common Share payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
(ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in subparagraph (i) of this Paragraph 9 immediately prior to declaring a dividend or distribution on the Common Stock (other than a dividend payable in Common Stock); provided, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Shares, a dividend of $1 per share of the Series A Preferred Shares shall nevertheless be payable on such subsequent or first Quarterly Dividend Payment Date, as the case may be.
(iii) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
(C)  Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:
(i)        Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Shares shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
(ii)      Except as otherwise provided herein, in any other Certificate of Amendment creating a series of Class A Preferred Stock, par value $1.00 per share, of the Corporation (the “Preferred Shares”) or any similar stock, or by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other capital shares of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.
(iii)      Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.
(D)  Certain Restrictions.
(i)       Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in subparagraph (B) of this Paragraph 9 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not:
(a) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;
(b) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, including, without limitation, shares of any other series of Class A Preferred Stock, except dividends paid ratably on the Series A Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares; provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or
(d) redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, including, without limitation, shares of any other series of Class A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(ii)      The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (D)(i) of this Paragraph 9, purchase or otherwise acquire such shares at such time and in such manner.
(E)  Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Class A Preferred Stock and may be reissued as part of a new series of Class A Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, or in any other Certificate of Amendment creating a series of Class A Preferred Stock or any similar stock or as otherwise required by law.
(F)  Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series A Preferred Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of Series A Preferred Shares or shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, including, without limitation, shares of any other series of Class A Preferred Stock, except distributions made ratably on the Series Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
(G)  Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of the Corporation’s Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Shares shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each share of Common Stock is exchange or changed. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock into a greater or lesser number of shares of Common Stock), then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
(H)  No Redemption. The Series A Preferred Shares shall not be redeemable.
(I)  Amendment. The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting together as a single class.
10.  The designations, preferences, privileges and voting powers of the shares of Common Stock and Class B Stock and the restrictions or qualifications thereof shall be as follows:
(A)  Dividends on Common Stock and Class B Stock.
Subject to the restrictions contained in Paragraph 7(D), and to the provisions respecting the prior payment or declaration and setting apart for payment of dividends on the 4% Cumulative Preferred Stock, the Board of Directors in its discretion may declare and pay, equally per share, dividends on the Common Stock and Class B Stock out of the assets and/or net profits of the Corporation available for dividends, to the exclusion of the 4% Cumulative Preferred Stock. No dividend, distribution, split-up, combination, reclassification or other change shall be paid or made with respect to shares of Common Stock without the same action being taken with respect to shares of Class B Stock.
(B)  Purchases of Common Stock and Class B Stock.
Subject to the restrictions contained in Paragraph 7(D), and to the provisions respecting the prior payment or declaration and setting apart for payment of the dividends on the 4% Cumulative Preferred Stock and on any Class A Preferred Stock, the Corporation may at any time purchase shares of its Common Stock or shares of its Class B Stock in any manner now or hereafter permitted by law.
(C)  Distribution of Assets to Common Stock and Class B Stock.
In the event that the Corporation is liquidated, dissolved or wound up, after there shall have been paid to or set apart for the holders of 4% Cumulative Preferred Stock and the holders of any Class A Preferred Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock and Class B Stock shall be entitled to receive, equally per share, and to the exclusion of the 4% Cumulative Preferred Stock and the Class A Preferred Stock, the remaining assets of the Corporation available for distribution to its shareholders.
(D)  Voting Power of Common Stock and Class B Stock.
Subject to the provisions of Paragraphs 7(B) and (C), and any provisions for voting by holders of Class A Preferred Stock, the holders of the Common Stock and of the Class B Stock (voting together as a single class) shall possess full and exclusive voting power for the election of directors and for all other purposes, each share of Common Stock and each share of Class B Stock having one vote.
(E)  Preemptive Rights.
The holders of Common Stock and the holders of Class B Stock, as such, shall have no preemptive rights to subscribe to or purchase or otherwise acquire any shares of stock of the Corporation of any series or class, or any rights, options or securities of any kind.
11.  The Secretary of State is designated the agent of the Corporation upon whom process against the Corporation may be served. The Post Office address to which the Secretary of State shall mail a copy of any process against the Corporation so served upon him is Bausch & Lomb Incorporated, One Bausch & Lomb Place, Rochester, New York 14604.
12.  (A)    Except as expressly permitted in subparagraph 12(B), any purchase by the Corporation of shares of Voting Stock (as hereinafter defined) from a 5% Shareholder (as hereinafter defined) at a per share price in excess of the Market Price (as hereinafter defined) at the time of such purchase of the shares so purchased shall require the affirmative vote of the holders of that amount of the voting power of the Voting Stock equal to the sum of (i) the voting power of the shares of Voting Stock of which the 5% Shareholder is the beneficial owner (as hereinafter defined) and (ii) a majority of the voting power of the remaining outstanding shares of Voting Stock, voting together as a single class.
(B)  The provisions of subparagraph 12(A) shall not be applicable to any purchase of shares of Voting Stock (i) pursuant to an offer, made available on the same terms to the holders of all of the outstanding shares of the same class of Voting Stock as those so purchased or (ii) in the open market and not as a result of a privately-negotiated transaction.
13.  In addition to any affirmative vote required by law, this Certificate of Incorporation or the Corporation’s By-Laws,
(A)  any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any 5% Shareholder or (ii) any other corporation (whether or not itself a 5% Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a 5% Shareholder; or
(B)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any 5% Shareholder or any Affiliate of any 5% Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or
(C)  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more to any 5% Shareholder or any Affiliate of any 5% Shareholder in exchange for cash, securities or other property (or a combination thereof); or
(D)  the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a 5% Shareholder or any Affiliate of any 5% Shareholder; or
(E)  any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a 5% Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any 5% Shareholder or any Affiliate of any 5% Shareholder; shall require the affirmative vote of the holders of that amount of the voting power of the Voting Stock equal to the sum of (i) the voting power of the shares of Voting Stock of which the 5% Shareholder is the beneficial owner and (ii) a majority of the voting power of the remaining outstanding shares of Voting Stock, voting together as a single class; provided, however, that no such vote shall be required (a) if the Business Combination (as hereinafter defined) has been approved by the Board of Directors prior to the time the 5% Shareholder became a 5% Shareholder or (b) for the purchase by the Corporation of shares of Voting Stock from a 5% Shareholder unless such vote is required by Paragraph 12A.
14.  (A)    For the purposes of Paragraphs 12 through 14:
(i) A “person” shall mean any individual, firm, corporation or other entity.
(ii) “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
(iii) “5% Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:
(a) is the beneficial owner, directly or indirectly, of more than five percent of the voting power of the outstanding Voting Stock; or
(b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than five percent of the voting power of the then outstanding Voting Stock; or
(c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any 5% Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
(iv) A person shall be a “beneficial owner” of any Voting Stock:
(a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or
(b) which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or
(c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.
(v) For the purposes of determining whether a person is a 5% Shareholder pursuant to subparagraph (iii) of this subparagraph 14(A), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (iv) of this Subparagraph 14(A), but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(vi) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 25, 1985.
(vii) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definitions of a 5% Shareholder set forth in paragraph (iii) of this Paragraph 14 the term “Subsidiary” shall mean only a corporation of which a majority of the voting power of the capital stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.
(viii) “Market Price” means the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock Exchange - Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not so quoted, the fair market value at the time in question of a share of such stock as determined by a majority of the entire Board in good faith.
(ix) “Fair Market Value” means: (a) in the case of stock, the Market Price, and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.
(x) “Business Combination” means any transaction specified in subparagraphs (A) through (E) of Paragraph 13 hereof.
(B)  The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of Paragraphs 12 through 14, on the basis of information known to them after reasonable inquiry, (i) whether a person is a 5% Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or an Associate of another person and (iv) whether a transaction or a series of transactions constitutes a Business Combination. The good faith determination of the Board of Directors shall be conclusive and binding for all purposes of Paragraphs 12 through 14.
(C)  Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least eighty percent of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Paragraphs 12 through 14 hereof.
15.  (A)    A director of the Corporation shall not be liable to the Corporation or its shareholders for damages for breach of duty as a director, except to the extent such exemption from liability is not permitted under the Business Corporation Law as the same exists or may hereafter be amended.
(B)  Any repeal or modification of the foregoing paragraph (A) by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to, or at the time of, such repeal or modification.
16.  This Restated Certificate of Incorporation was authorized by the unanimous written consent of the Company’s Board of Directors.
IN WITNESS WHEREOF, we have made and subscribed this certificate this 21st day of September, 2005.

/s/ Robert B. Stiles
Robert B. Stiles
Senior Vice President, and General Counsel

/s/ Jean F. Geisel
Jean F. Geisel
Secretary